Exhibit 2.8


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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441



May 7, 2003

Mr. Jay Knabb, President
Mr. Alex Gonzalez, CEO
Wireless Frontier Internet
P O Box 778
Fort Stockton TX  79735

Dear H.J Kolinek:

We have enjoyed working with you on this exciting opportunity. We are pleased to present this letter of intent confirming our interest regarding the purchase of all the Assets of First Nichols Internet Access "Internet Service provider, Inc. ("FNNIAISP" or the "Business") more fully described or referenced in Exhibit "A" including but not limited to, equipment, accounts receivable, trademarks, if any, trade name, client files, goodwill, an exclusive 5 year license for use of the name FNNIAISP, Inc. and any associated names, all of FNNIAISP's rights under its contracts, licenses and agreements and any and all other assets or rights used, owned or held in connection with the operation of the business known as FNNIAISP, Inc., hereinafter known as the "Assets", by Wireless Frontier Internet, Inc. ("WiFi" of "we") or an affiliate. We believe that WiFi represents an excellent opportunity for you as well as the employees and customers of FNNIAISP, and we want to work with you to close this transaction expeditiously.

I have outlined the key terms of our proposal:

1. The Acquisition: At the closing (the "Closing") we will pay selling stockholders 7,012 in rule 144 shares of WiFi in exchange for 100% of the Assets of FNNIAISP delivered free and clear of any liens and encumbrances ("the Transaction"). Our understanding of your business in based on financial information provided during our discussions and in writing by FNNIAISP to WiFi including approximately $5302 of reported recurring annual revenue for the year to date period ended 2002. At present the breakdown consist of the following Dial-up Customers 187 @ 225.00 = $42,075 Pre Split Shares

2.    Conditions to Closing: The Closing of the acquisition will be subject to:

      a. Satisfactory completion of WiFi due diligence review of FNNIAISP including, but not limited to, a complete financial audit and legal review of all contracts, leases and other relevant documents.

      b. Completion of a mutually acceptable Definitive Agreement and supporting documentation. The parties except that the Definitive Agreement will contain, among other things, customary closing conditions, representations, warranties and

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441


            indemnities with respect to FNNIAISP and customary intellectual property representations, warranties and indemnities covering all software currently in use by the FNNIAISP.

      c. Approval by WiFi board of directors to enter into a stock purchase agreement on substantially the terms agreed to in this letter of intent.

      d. Approval by FNNIAISP board of directors to enter a stock purchase agreement on substantially the terms agreed to in this letter of intent, approval of FNNIAISP stockholders, and approval and consents of any required third party necessary to consummate the Transaction.

      e. FNNIAISP agrees to continue operations in a reasonable and prudent manner and will continue to pay all accounts and notes according to their terms until closing the Transaction.

3. Agreement with Location: It is hereby agreed that current location will be able to be maintained by WIFI for a period of 3 years to coincide with the Karnes County Community Network TIF Grant. The lease cost of this site will be waived for the initial 3 year period and an option to continue the lease at the existing fair value market price will be made available to WIFI at the end of the grant period. In return for use of the mentioned space, First Nichols National Bank will be granted unlimited Internet Access for the term of the agreement.

4. Employees: Based on our discussions, it is our exception that none of the current FNNIAISP employees will become employees of WiFi.

5. Anticipated Timing: FNNIAISP and WiFi will be prepared to sign the definitive agreement as promptly as possible and to close the acquisitions as soon as all conditions to such closing contained in the Definitive Agreement are met on or before July lst or as soon

6. Certain Representations and Warranties: you represent that FNBISP owns approximately 80% of the shares of Said Company and is authorized to enter into this agreement on behalf of FNNIAISP. You represent that no broker or finder has induced you to enter into this transaction. You also represent that entering into this letter of intent and the Transaction will not interfere with any contractual or other obligations to any third party and you unconditionally agree to indemnify WIFI its officers, directors and agents against all liabilities, claims or expenses, including reasonable attorneys fees, related to any breach of the representations contained in this paragraph.

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441


7. No Discussions and Non-Disclosure: As we will expending a great deal of time and expense to close the Transaction as quickly as possible, you agree that you will work with WiFi on an exclusive basis through the close of the Transaction (the Exclusion Period") and will not discuss or encourage the sale and investment of FNNIAISP business with any other party. In addition, you agree that you will not disclose confidential information regarding WiFi or its operations, or the status and terms of our negotiations during the Exclusive Period. We both mutually agree that we are bound by the mutual non-disclosure agreement previously signed and that all information related to the terms of this agreement and the existence of this agreement are considered confidential. Any disclosure by any party to this letter of intent may be grounds for the termination of the anticipated transaction.

8. Effect of Execution: By executing this letter of intent each party confirms the intentions as specified herein. However, except for paragraphs 7 and 8 in this letter of intent is not and is not intended to constitute a contract or an offer to enter into a contract, nor is it intended to be binding upon the parties or upon any other person or person or to create any legal or equitable obligations or rights. The other provisions of this letter of intent will become effective only if the parties execute the Definitive Agreement with respect to the Transaction on or before. No party shall rely on any oral representation of this letter of intent. This letter of intent shall be interpreted and enforced under the laws of the State of TEXAS.

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WIRELESS                                                      104 West Callaghan
FRONTIER INTERNET                                                   P.O. Box 778
                                                         Fort Stockton, TX 79735
                                                            Office: 915.336.0336
                                                               Fax: 915.336.0441



Please countersign a copy of this letter to indicate your general agreement with terms outlined above. This letter of intent will expire on, if not countersigned and returned by 5:00pm (central time) on that date.

Sincerely,

/s/ Jay Knabb
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Wireless Frontier Internet, Inc.
Jay Knabb, President

ACCEPTED AND AGREED TO BY:

FNNIAISP

BY: /s/ H.J. Kolinek
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      H.J Kolinek, President/Owner
      FNNIAISP

      Date 6/23/03
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